Destiny Media Technologies Inc. Announces Leadership Transition

Vancouver, BC - February 9, 2026 - Destiny Media Technologies Inc. (TSXV: DSY) (OTCQB: DSNY), the makers of Play MPE®, a cloud-based SaaS solution for digital asset management in the music industry, today announced that Fred Vandenberg has stepped down as President and Chief Executive Officer, to pursue other interests, effective February 9, 2026.  The Company also announced that it has initiated a search to identify a new Chief Executive Officer and has appointed Hyonmyong ("Hoch") Cho, who also serves as Chairman of the Board of Directors, to serve as interim-CEO.

Mr. Vandenberg joined Destiny Media Technologies in 2004 and was promoted to Chief Financial Officer in 2007, subsequently being promoted to Chief Executive Officer in June 2017.  Mr. Vandenberg will provide assistance to the Company  to support with the transition and will remain a member of the Board of Directors.

"On behalf of the entire board, we would like to extend sincere thanks to Fred for his hard work and dedication to the Company. We are grateful that Fred has agreed to make himself available to the Company while we are searching for a replacement.  We wish him well in his future endeavors," said Hoch Cho, Interim CEO.  "I plan to engage with our very capable operational team to ensure continuity as the Board undertakes a search for a permanent CEO."

"It has been a privilege to lead Destiny Media's growth over the last 21 years, growing Play MPE® revenue from an idea to the world's leading promotional distribution tool." said Fred Vandenberg. "I am very proud of the talented team we have assembled and what we have accomplished together.  I would like to thank the Board for their support and I look forward to assisting in the transition and will be an enthusiastic supporter as Destiny Media continues to grow and develop."

About Destiny Media Technologies Inc.

Destiny Media Technologies ("Destiny") provides software as service (SaaS) solutions to businesses in the music industry solving critical problems in distribution and promotion. The core service, Play MPE®, provides promotional music marketing to engaged networks of decision makers in radio, film, TV, and beyond. More information can be found on the DSNY website.

Forward-Looking Statements

This release contains forward-looking statements that reflect current views with respect to future events and operating performance. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. Destiny Media Technologies is not obligated to update these statements in the future. For more information on the Company's risks and uncertainties relating to those forward-looking statements, please refer to the Risk Factors section in our Annual Form 10-K for the fiscal year ended August 31, 2025, which is available on www.sedar.com or www.sec.gov.

Contact:

Hyonmyong ("Hoch") Cho

Interim-CEO and Chairman

Hochc@dsny.com